Exhibit 99.1

TEXAS PACIFIC LAND TRUST

1700 Pacific Avenue

Suite 2770

Dallas, Texas 75201

______

TRUSTEES:		OFFICERS:
MAURICE MEYER III	Telephone (214) 969-5530	TYLER GLOVER
JOHN R. NORRIS III		ROBERT J. PACKER
DAVID E. BARRY

Texas Pacific Land Trust Announces First Quarter 2018 Financial Results

DALLAS, TX (April 30, 2018) – Texas Pacific Land Trust (NYSE: TPL) today announced financial results for the first quarter of fiscal 2018, which ended March 31, 2018.

Results for first quarter 2018:

●	Net income of $43.8 million, or $5.60 per sub-share, for first quarter 2018, compared with $19.3 million, or $2.43 per sub-share, for first quarter 2017.

●	Revenues of $60.0 million for first quarter 2018, compared with $30.4 million for first quarter 2017.

●	Increases of 181.8% in water sales and royalty revenue, 150.7% in oil and gas royalty revenue, and 14.2% in easements and sundry income for first quarter 2018, compared with first quarter 2017.

Further Details for first quarter 2018:

Oil and gas royalty revenue was $26.5 million for the first quarter of 2018, compared with $10.6 million for the first quarter of 2017, an increase of 150.7%. Crude oil and gas production subject to the Trust’s royalty interests increased 129.0% and 154.4% respectively, in the first quarter of 2018 compared to the first quarter of 2017. In addition, the prices received for crude oil production increased 13.5% in the first quarter of 2018 compared to the same quarter of 2017 while prices received for gas production decreased 13.9% over the same time period.

Easements and sundry income was $17.0 million for the first quarter of 2018, an increase of 14.2% compared with the first quarter of 2017 when easements and sundry income was $14.9 million. This increase resulted primarily from increases in seismic permit income, sundry lease rental income, and temporary permit income. These increases were partially offset by a decrease in pipeline easement income of 15.8% to $8.2 million for the first quarter of 2018 compared to the first quarter of 2017 due to timing differences resulting from a change in the form of our pipeline easement agreements.

Water sales and royalty revenue was $13.6 million for the first quarter of 2018, an increase of 181.8% compared with the first quarter of 2017 when water sales and royalty revenue was $4.8 million.

Land sale revenue was $2.8 million for the first quarter of 2018. The Trust sold approximately 120 acres of land for an average price of approximately $22,917 per acre. There were no land sales in the first quarter of 2017.

Texas Pacific Land Trust is not a REIT.

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the Trust's future operations and prospects, the markets for real estate in the areas in which the Trust owns real estate, applicable zoning regulations, the markets for oil and gas, production limits on prorated oil and gas wells authorized by the Railroad Commission of Texas, expected competitions, management's intent, beliefs or current expectations with respect to the Trust's future financial performance and other matters. We assume no responsibility to update any such forward-looking statements.

TEXAS PACIFIC LAND TRUST

REPORT OF OPERATIONS – UNAUDITED

(dollars in thousands, except share and per share amounts)
	Three Months Ended March 31,
	2018	2017
Oil and gas royalties	$26,547	$10,588
Easements and sundry income (1)	16,978	14,867
Water sales and royalties	13,607	4,828
Land sales	2,750	—
Other operating income	125	124
Total income	$60,007	$30,407

Provision for income tax	$10,820	$9,638
Net income	$43,791	$19,259
Net income per sub-share	$5.60	$2.43
Weighted average sub-shares outstanding during period	7,818,168	7,919,085

(1)

We adopted Accounting Standards Update (“ASU”) No. 2014-09, “Revenue Recognition (Topic 606): Revenue from Contracts with Customers” on January 1, 2018 using the full retrospective method which required us to restate previously reported results as though the standard had always been in effect. Upon adoption of ASU 2014-09, we no longer defer revenue on our term easements.